Exhibit 10.86

July 03, 2008

Rich Novak
Danville, CA

RE: Employment Offer

Dear Rich,

On behalf of Borland Software Corporation (“Borland”), I am pleased to extend an offer of employment to you for the position of Senior Vice President of Worldwide Field Operations reporting to Tod Nielsen. This letter sets out the terms of your employment with Borland, which will start on July 21, 2008. This offer and your Start Date are contingent upon successful completion of references, employment verification and a background check.

In consideration for your service to Borland, you will be paid an annual base salary of $300,000, less applicable taxes and other withholdings in accordance with Borland’s standard payroll practices. You will be eligible for the Incentive Compensation Program (ICP) specific to your position. Your ICP target is 100% of your annual base salary, based on the attainment of corporate and individual objectives. Details of this plan will be discussed with you after your Start Date. In addition, you will be eligible to participate in various Borland fringe benefit plans, including: Group Health Insurance, Flexible Spending Accounts, 401(k) Savings Plan, Employee Stock Purchase Plan, and Tuition Reimbursement. Borland reserves the right to modify employee benefit plans and policies, as it deems necessary. These benefits will be explained to you during your employee orientation.

Subject to the approval of the Board of Directors of Borland and Compensation Committee of the Board of Directors, you will be granted an option to purchase 200,000 shares of Borland common stock under Borland’s Stock Plans at an exercise price equal to the fair market value of that stock on your option grant date. This option will vest over a period of four years, with 1/4 of the number of shares vesting one year following your Start Date and 1/48 of the shares vesting monthly thereafter, until all shares are vested; provided however all shares will be subject to acceleration in the event of a change of control of Borland and you are terminated without cause in connection therewith.

The option will be subject to the terms and conditions of the Borland Stock Option Plan and related standard form of stock option agreement and stock acceleration addendum, which you will be required to sign as a condition of receiving the option.

You shall be eligible for severance benefits in accordance with the attached Addendum to Employment Offer Letter for Severance Benefits, which you will be required to sign as a condition of receiving the benefits.

Your employment with Borland is “at will”; it is for no specified term, and may be terminated by you or Borland at any time, with or without cause or advance notice. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and Borland on this term. Although your job duties, title, compensation and benefits, as well as Borland’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and Borland’s Senior Vice President of Human Resources.

By accepting employment with Borland, you represent that you will not be acting in breach of any agreement with any of your previous employers. Borland is very impressed with the skills and experience that you will bring to us and we hope that you will consider this offer carefully. Should you accept this offer, I would like to remind you that it is Borland’s policy to avoid situations where information or materials might come into our hands that are considered proprietary by individuals or companies other than Borland. We are interested in employing you because of your skills and abilities, not because of any trade secrets you have learned elsewhere. It is important that you take care not to bring, even inadvertently, any books, drawings, notes, materials, etc., except your personal effects as you leave your current employer. Thus, you represent and warrant that you are not acting in breach of any non-competition, employment or other agreements with your current employer or any of your previous employers.

You understand that Borland may provide you with one or more types of equipment to help you perform your duties for Borland, including, but not limited to, computers, cellular telephones and wireless messaging devices. You further understand that it is your obligation to take proper care of all such equipment during your employment, and to return such equipment to Borland in good working order immediately upon the termination of your employment with Borland for any reason. If you fail to return any such equipment to Borland upon the termination of your employment, you hereby authorize Borland to deduct the cost of any unreturned equipment from your final paycheck.

Like all Borland employees, you will be required, as a condition to your employment with Borland, to sign Borland’s standard Employee Confidentiality and Assignment of Inventions Agreement, a copy of which is included with this letter.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment within the United States. Such documentation must be provided to us within three (3) business days of your date of hire. For your convenience, we request that you provide original evidence of your identity and eligibility during orientation on your first day of employment.

To ensure the timely and economical resolution of disputes that arise in connection with your employment with Borland, you and Borland agree that any and all disputes, claims, or causes of action (collectively, “Claims”) arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, your employment, or the termination of your employment (including, but not limited to, any Claims for compensation, benefits, stock or stock options, fraud or age, sex, race, disability or other discrimination or harassment), shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Santa Clara County, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules, or other arbitrator or arbitration rules to which you and Borland mutually agree. By agreeing to this arbitration procedure, both you and Borland waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or Borland would be entitled to seek in a court of law. Borland shall pay all arbitrator and arbitration administrative fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or Borland from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

This agreement and the other agreements referred to above constitute the entire agreement between you and Borland regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements, whether oral or written, between you and Borland. This agreement may only be modified by a document signed by you and the Senior Vice President of Corporate Services of Borland.

We look forward to working with you at Borland. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this offer. This offer, if not accepted, will expire at the close of business on July 11, 2007. If you have any questions, please call Juliet Peniston, Director of WW Staffing at 512-340-7084.

Sincerely,

Borland Software Corporation

By:	/s/ Jonathan Schoonmaker

Jonathan Schoonmaker

Senior Vice President, Corporate Services

I have read the above employment offer and accept employment with Borland on the terms and conditions set forth in this agreement.

Date: July 10, 2008 Sign: /s/ Rich Novak
Rich Novak

My anticipated Start Date is July 21, 2008.

Please send the original signed offer letter and the new-hire paperwork to Borland’s Human Resources Department using the envelope provided. Please fax a copy of your signed acceptance offer letter to 512-340-1361.

Enclosures

Addendum To Employment Offer Letter
For Severance Benefits

The provisions of this Employment Offer Letter Addendum for Severance Benefits (the “Addendum”) are incorporated into, and are made a part of, that employment offer letter (the “Offer Letter”) by and between you, Rich Novak, and Borland Software Corporation (“Borland”). Capitalized terms used in this Addendum are either defined herein or in Appendix A.

SEVERANCE BENEFITS.

Termination of Employment Outside of the Change in Control Period. If your employment is terminated as a result of an Involuntary Termination other than during the Change in Control Period and you sign a release of claims (in a form satisfactory to Borland, an example of which is attached hereto as Appendix B), then you shall be entitled to payment of fifty percent (50%) of your annual Base Salary, less applicable withholding. Such amount shall be payable in a lump sum no later than five (5) days following expiration of any revocation period required in connection with the release of claims; provided, however, if this payment is subject to Section 409A and you are a “specified employee” (as defined in Section 409A), this payment shall be made within five (5) days after the six (6) month anniversary of the Termination Date (or such sooner date that is permitted under Section 409A).

Termination of Employment During the Change in Control Period. If your employment is terminated as a result of an Involuntary Termination during the Change in Control Period and you sign a release of claims (substantially in the form attached hereto as Appendix B), then you shall be entitled to payment of one hundred percent (100%) of your annual Base Salary, less applicable withholding. Such amount shall be payable in a lump sum no later than five (5) days following expiration of any revocation period required in connection with the release of claims; provided, however, if this payment is subject to Section 409A and you are a “specified employee” (as defined in Section 409A), this payment shall be made within five (5) days after the six (6) month anniversary of the Termination Date (or such sooner date that is permitted under Section 409A).

Continuing Medical Coverage. If your employment is terminated as a result of an Involuntary Termination, whether or not a Change in Control Period, and you sign a release of claims (in a form satisfactory to Borland, an example of which is attached hereto as Appendix B), then you shall be entitled to payment for your premiums for health (i.e., medical, vision and dental) continuation coverage under COBRA; provided, however, that (i) you are eligible for COBRA on the Termination Date and (ii) you elect continuation coverage pursuant to COBRA, within the required time period. Borland shall continue to provide you with health coverage pursuant to this paragraph until the earliest of (i) the date you are no longer eligible to receive continuation coverage pursuant to COBRA, (ii) twelve (12) months from the Termination Date or (iii) the date on which you obtain comparable health coverage. You agree to notify Borland promptly after you obtain alternative health coverage.

MITIGATION. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, YOU SHALL NOT BE REQUIRED TO MITIGATE DAMAGES OR THE AMOUNT OF ANY PAYMENT PROVIDED UNDER THIS ADDENDUM BY SEEKING OTHER EMPLOYMENT OR OTHERWISE, NOR SHALL THE AMOUNT OF ANY PAYMENT PROVIDED FOR UNDER THIS ADDENDUM BE REDUCED BY ANY COMPENSATION YOU EARN AS A RESULT OF YOUR EMPLOYMENT BY ANOTHER EMPLOYER OR BY ANY RETIREMENT BENEFITS YOU RECEIVE AFTER THE TERMINATION DATE.

SUCCESSORS.

Borland’s Successors. Any successor to Borland (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of Borland’s business and/or assets shall assume Borland’s obligations under this Addendum and agree expressly to perform Borland’s obligations under this Addendum in the same manner and to the same extent as Borland would be required to perform such obligations in the absence of a succession. For all purposes under this Addendum, the term “Borland” shall include any successor to Borland’s business and/or assets which acknowledges it will be bound by the terms of this Addendum or which becomes bound by the terms of this Addendum by operation of law.

Your Successors. Without the written consent of Borland, you shall not assign or transfer this Addendum or any right or obligation under this Addendum to any other person or entity. Notwithstanding the foregoing, the terms of this Addendum and all you rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

NOTICES. NOTICES AND ALL OTHER COMMUNICATIONS CONTEMPLATED BY THIS ADDENDUM SHALL BE IN WRITING AND SHALL BE DEEMED TO HAVE BEEN DULY GIVEN WHEN PERSONALLY DELIVERED OR WHEN MAILED BY U.S. REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED AND POSTAGE PREPAID. IN YOUR CASE, MAILED NOTICES SHALL BE ADDRESSED TO YOU AT THE HOME ADDRESS WHICH YOU MOST RECENTLY COMMUNICATED TO BORLAND IN WRITING. IN THE CASE OF BORLAND, MAILED NOTICES SHALL BE ADDRESSED TO ITS CORPORATE HEADQUARTERS, AND ALL NOTICES SHALL BE DIRECTED TO THE ATTENTION OF ITS GENERAL COUNSEL.

CODE SECTION 409A.  THE PARTIES AGREE TO AMEND THIS ADDENDUM TO THE EXTENT NECESSARY TO AVOID IMPOSITION OF ANY ADDITIONAL TAX OR INCOME RECOGNITION PRIOR TO ACTUAL PAYMENT TO YOU UNDER CODE SECTION 409A AND ANY TEMPORARY OR FINAL TREASURY REGULATIONS AND INTERNAL REVENUE SERVICE GUIDANCE THEREUNDER.

MISCELLANEOUS PROVISIONS.

Integration. This Addendum represents the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements and provisions in other agreements related to severance benefits, whether written or oral. With respect to any conflict between this Addendum and any stock option agreement, stock issuance agreement or other stock award agreement, this Addendum shall prevail. With respect to any conflict between this Addendum and the Offer Letter or any other employment related agreement, this Addendum shall prevail. For the avoidance of doubt, with respect to any severance benefits provided for under your Offer Letter, this Addendum shall supersede the provisions of your Offer Letter with respect to severance benefits provided thereunder.

Choice of Law. The validity, interpretation, construction and performance of this Addendum shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

Employment Taxes. All payments made pursuant to this Addendum shall be subject to withholding of applicable income and employment taxes.

Non-Publication. The parties mutually agree not to disclose the terms of this Addendum except to the extent that disclosure is mandated by applicable law, standard or required corporate reporting, or disclosure is made to the parties’ respective advisors and agents (e.g., attorneys, accountants) or immediate family members.

IN WITNESS WHEREOF, each of the parties has executed this Addendum, in the case of Borland by its duly authorized officer, as of the day and year first above written.

Borland software corporation:	Executive:
/s/ Tod Nielsen	/s/ Richard E. Novak
(Signature)	(Signature)
By: Tod Nielsen	By: Richard E. Novak

Title: President and Chief Executive Officer	Title: SVP WW Field Operations

Appendix A

The following definitions shall be in effect under the severance benefits letter:

Base Salary. “Base Salary” means your annual base salary as in effect during the last regularly scheduled payroll period immediately preceding the effective date of your termination due to an Involuntary Termination.

Board. “Board” means the Board of Directors of Borland.

Change in Control. “Change in Control” means a change in ownership or control of the Company effected through any of the following transactions:

there is consummated a merger, consolidation or other reorganization, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction, or the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation other than a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale, or the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than thirty percent (30%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

Change in Control Period. “Change in Control Period” means the period beginning either (i) two (2) months prior to the effective date of a Change in Control and ending twelve (12) months after the effective date of a Change in Control or (ii) two (2) months prior to the effective date of a Hostile Takeover and ending twelve (12) months after the effective date of a Hostile Takeover.

COBRA. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” means the Internal Revenue Code of 1986, as amended.

Constructively Terminated. “Constructively Terminated” means your voluntary resignation following (A) a change in your position with the Company (or any Parent or Subsidiary employing you) which materially reduces your duties and responsibilities, (B) a reduction in your level of compensation (including base salary, fringe benefits and target bonus under any corporate performance based bonus or incentive programs) or (C) a relocation of your place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without your consent.

Hostile Take-Over. “Hostile Take-Over” shall be deemed to occur in the event of a change in ownership or control of the Company effected through either of the following transactions:

a change in the composition of the Board such that the following individuals cease for any reason to constitute a majority of the Board then serving: individuals who, on the date hereof, constitute the members of the Board and any new Board member (other than a Board member whose initial assumption of office is in connection with an actual or threatened election contest, including (but not limited to) a consent solicitation, relating to the election of Board members) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Board members then still in office who either were Board members on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended, or the acquisition, directly or indirectly, by any person or related group of persons (other than Borland or a person that directly or indirectly controls, is controlled by, or is under common control with, Borland) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than thirty percent (30%) of the total combined voting power of the Borland’s outstanding securities pursuant to a tender or exchange offer made directly to the Borland’s stockholders which the Board does not recommend such stockholders to accept.

Involuntary Termination. “Involuntary Termination” means any termination of you by Borland which is not effected for Misconduct; (ii) any purported termination of you by Borland which is effected for Misconduct but for which the grounds relied upon are not valid; (iii) any voluntary termination by you as a result of your being Constructively Terminated; or (iv) the failure of Borland to obtain the assumption of this Addendum by any successors contemplated in Section 4 of the Addendum.

Misconduct. “Misconduct” means (i) your willful and continued failure to perform the duties and responsibilities of your position that is not corrected within a thirty (30) day correction period that begins upon delivery to you of a written demand for performance from Borland that describes the basis for Borland’s belief that you have not substantially performed your duties; (ii) any act of personal dishonesty taken by you in connection with your responsibilities as an employee of Borland with the intention that such may result in substantial personal enrichment for you; (iii) your conviction of, or plea of nolo contendre to, a felony that Borland reasonably believes has had or will have a material detrimental effect on Borland’s reputation or business, or (iv) your materially breaching your Employee Confidentiality and Assignment of Inventions Agreement, which breach is (if capable of cure) not cured within thirty (30) days after Borland delivers written notice to you of the breach.

Section 409A. “Section 409A” shall mean Section 409A of the Code.

Termination Date. “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other hereunder.

Appendix B

Release of Claims

I understand that my employment with Borland Software Corporation (“Borland”) terminated effective      ,      (the “Separation Date”). Borland has agreed that if I choose to sign this Release of Claims (“Release”), Borland will pay me certain severance benefits (minus standard withholdings and deductions) pursuant to the terms of the Employment Offer Letter Addendum for Severance Benefits letter between myself and Borland, dated      (the “Agreement”). I understand that I am not entitled to such benefits unless I sign this Release and it becomes fully effective. I understand that, regardless of whether I sign this Release, Borland will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

In consideration for the severance benefits I am receiving under the Agreement, as described therein, I hereby generally and completely release Borland, its directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with Borland or the termination of that employment or the services I provided to Borland; (2) all claims related to my compensation or benefits from Borland, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, restricted stock awards, other equity compensation or any other ownership interests in Borland; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended). Notwithstanding anything contained in this Release, nothing herein shall release the parties’ rights under this Release and my right (if any) to indemnification granted by any act or agreement of Borland, state or federal law or policy of insurance or any claims for severance benefits under the Agreement.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

I understand this Release will not be effective until the ADEA Effective Date, defined below. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release does not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily sign this Release earlier); (d) I have seven (7) days after I sign this Release to revoke it; and (e) this Release will not be effective until the eighth day after this Release has been signed by me (the “ADEA Effective Date”).

I accept and agree to the terms and conditions stated above:

Date Rich Novak